FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-07

Sent: Monday, October 02, 2017 3:48 PM

Subject: CMBS NEW ISSUE: MSBAM 2017-C34 *ANNOUNCEMENT - Public Classes

NEW ISSUE CMBS: $1,049mm MSBAM 2017-C34

CO-LEAD MANAGERS & BOOKRUNNERS:	BofA Merrill Lynch and Morgan Stanley
CO-MANAGERS:	KeyBanc Capital Markets and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

		PRIN	WAL
CLASS	Fitch/KBRA/Moody’s	SIZE($MM)	(YRS)	CE%	WINDOW	DY%	LTV%
A-1	AAAsf/AAA(sf)/Aaa(sf)	$25.285	2.54	30.00%	1-55	15.4%	41.5%
A-2	AAAsf/AAA(sf)/Aaa(sf)	$47.024	4.57	30.00%	55-55	15.4%	41.5%
A-SB	AAAsf)/AAA(sf)/Aaa(sf)	$61.577	7.26	30.00%	55-116	15.4%	41.5%
A-3	AAAsf/AAA(sf)/Aaa(sf)	[$200.000]	[9.77]	30.00%	116-118	15.4%	41.5%
A-4	AAAsf/AAA(sf)/Aaa(sf)	[$363.447]	[9.88]	30.00%	118-119	15.4%	41.5%
A-S	AAAsf/AAA(sf)/Aa3(sf)	$77.205	9.94	22.25%	119-120	13.9%	46.1%
B	AA-sf/AA(sf)/NR(sf)	$48.564	9.99	17.375%	120-120	13.1%	49.0%
C	A-sf/A(sf)/NR(sf)	$46.074	9.99	12.750%	120-120	12.4%	51.8%

COLLATERAL SUMMARY

WA CUT-OFF LTV:	59.3%
WA UW NCF DSCR:	1.99x
WA UW NOI DEBT YLD:	10.8%
WA ORIG TERM TO MATURITY:	117
WA ORIG AMORTIZING TERM:	352
TEN LARGEST LOANS:	54.0%
LOAN SELLERS:	BANA(31.0%), MS(25.6%), KEY(25.0%), SMF (18.4%)
TOP 5 STATES:	CA(26.5%), NY(14.2%), GA(8.1%), PA (7.4%), TX(6.8%)
TOP 5 PROPERTY TYPES:	OF(44.6%), RT(25.2%), HT(9.5%), SS(8.4%), MF(6.5%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	LNR Partners, LLC
TRUSTEE:	Wilmington Trust
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge Lender Services LLC
INITIAL CNTRLG CLASS REP:	LNR Securities Holdings, LLC or an affiliate thereof

ATTACHED:	TERM SHEET, ANNEX A-1

EXPECTED PRICING:	Fri 10/6 or Early week of 10/9
EXPECTED SETTLEMENT:	On or about 10/19/2017

ROADSHOW
HARTFORD, BREAKFAST:	Tues 10/3 @ 8:00AM ET, MAX’S
BOSTON, LUNCH:	Tues 10/3 @ 11:45AM ET, RITZ CARLTON BOSTON
MINNEAPOLIS, BREAKFAST:	Weds 10/4 @ 7:30AM CT, THE GRAND HOTEL
INVESTOR CALL	Weds 10/4 @ 10:30AM ET, 1-855-312-6130 Passcode: 61372386

------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

-------------------------------------------------------------------------------

This message and any attachments are for the intended recipient only, contain information that is privileged, confidential and/or the exclusive property of Bank of America Merrill Lynch, and are subject to terms and conditions available at www.bankofamerica.com/emaildisclaimer. You are prohibited from sharing this information with any other party. If you are not the intended recipient, you must immediately delete/destroy all copies of this message and attachments.